                                                                   Exhibit 12(b)

                         Joseph E. Seagram & Sons, Inc.
                            and Subsidiary Companies
                Computation of Ratio of Earnings to Fixed Charges
                                   (millions)

                                          Transition
                                            Period
                                            Ended             Fiscal Years Ended January 31,
                                           June 30,   -------------------------------------------
             Description                     1996     1996    1995      1994      1993       1992
- -----------------------------------------    ----     ----    -----     -----     -----     -----
Earnings before income taxes (restated
   for discontinued operations)              ($30)    $ 83    $ 186     $ 198     $ 169     $ 290

Add (deduct):
Fixed charges                                  72      169      186       166       157       145

Interest capitalized, net of amortization      --       --       (1)       --        (1)       (1)

Minority interest                              --        1        4        (4)       (1)       --
                                             ----     ----    -----     -----     -----     -----
Earnings available for fixed
   charges                                   $ 42     $253    $ 375     $ 360     $ 324     $ 434
                                             ====     ====    =====     =====     =====     =====
Fixed charges:
Interest expense                             $ 65     $145    $ 163     $ 146     $ 137     $ 125

Portion of rental expense deemed to
   represent interest factor                    7       24       23        20        20        20
                                             ----     ----    -----     -----     -----     -----
Fixed charges                                $ 72     $169    $ 186     $ 166     $ 157     $ 145
                                             ====     ====    =====     =====     =====     =====
Ratio of earnings to fixed
   charges                                     --(a)  1.50     2.02      2.17      2.06      2.99

(a) Fixed charges exceeded earnings by $30 million for the Transition Period ended June 30, 1996.